UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2012

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1504 McCarthy Boulevard Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On August 10, 2012, Dialogic Inc. (the “Company”) reported its financial results for the three months ended June 30, 2012. A copy of the press release issued by the Company concerning the foregoing results is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The press release is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 9, 2012, the Company entered into a letter agreement with Nick Jensen (the “Jensen Letter Agreement”) pursuant to which Mr. Jensen resigned as the Company’s Chief Executive Officer effective August 9, 2012. Mr. Jensen will continue to serve as a member of the Company’s Board of Directors (the “Board”). The Jensen Letter Agreement also set forth Mr. Jensen’s ongoing role as a consultant to the company for a period beginning August 9, 2012 and ending September 30, 2013. Under the terms of the Jensen Letter Agreement, Mr. Jensen is entitled to consulting fees at the rate of CAD $41,666 per month between September 2012 and December 2012 and CAD $33,333 per month between January 2013 and March 2013. For services performed from April 1, 2013, Mr. Jensen will be entitled to one cash performance-based award, which such payment and performance goal shall be determined by the independent members of the Board prior to December 31, 2012. Mr. Jensen’s separation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The foregoing summary of the Jensen Letter Agreement is qualified in its entirety by reference to the full text of the Jensen Letter Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

On August 9, 2012, the Board appointed Kevin Cook, the Company’s President and Chief Operating Officer, as the Company’s Chief Executive Officer (principal executive officer). Mr. Cook is 54 years old and has served as the Company’s President and Chief Operating Officer since December 2011. Mr. Cook previously served as the Company’s Executive Vice President, Worldwide Field Operations from October 2010 to December 2011 and as Dialogic Corporation’s Senior Vice President, Worldwide Sales and Support since October 2008. From January 2005 to August 2008 Mr. Cook served as Vice President, North America at Avaya Inc., and from 2003 to 2004 as Vice-President of Avaya Global Services.

On August 9, 2012, the Company entered into an offer letter with Mr. Cook (the “Cook Offer Letter”). Under the terms of the Cook Offer Letter, Mr. Cook is entitled to an annual base salary of USD $500,000 and an annual performance-based incentive bonus of up to USD $400,000 at the discretion of the Board based on achievement of performance objectives as determined by the Board; provided however, that Mr. Cook’s incentive bonus shall be USD $200,000 for the second half of 2012 based on corporate and individual goals to be approved by the Board on or before August 15, 2012. Furthermore, Mr. Cook is entitled to receive compensation for commissions he earned under the Company’s sales incentive plan between January 1, 2012 and June 30, 2012 at the rate of USD $300,000 per annum at 100% of target, as well as retention incentive compensation payments pursuant to his prior employment agreement with the Company in multiple payments of USD $50,000 on each of August 15, 2012, February 15, 2013 and August 15, 2013, subject to his continuous service and certain corporate and individual goals set forth by the Board.

In the event the Company terminates Mr. Cook’s employment without Cause or Mr. Cook resigns for Good Reason (as such terms are defined in the Cook Offer Letter), Mr. Cook will be entitled to receive (i) cash payments equal to 18 months of his then-current base salary, (ii) a cash payment equal to the annual bonus Mr. Cook would have received if he remained employed through the payment date, based on the actual achievement of the performance goals as determined by the Board and pro-rated based on the number of days Mr. Cook served as an active employee and (iii) cash payments made over time in an amount equal to the cost of continuing health insurance benefits for up to 18 months upon Mr. Cook’s timely election of COBRA continuation coverage (the “Severance Benefits”). In each case, receipt of the Severance Benefits by Mr. Cook is subject to (i) his continued compliance with the obligations under his Non-Disclosure, Confidentiality and Non-Solicitation Agreement, Invention and Secrecy Agreement, and Non-Competition and Non-Solicitation Agreement with the Company while receiving such Severance Benefits, (ii) the execution of a general release in favor of the Company, and (iii) his resignation from the Board if he is a member at the time of termination.

In accordance with the terms of the Cook Offer Letter, subject to the approval of the Board, Mr. Cook is entitled to receive (i) an option to purchase 500,000 shares of the Company’s Common Stock, less the aggregate number of shares subject to any stock options granted in connection with the offer to exchange underwater stock options approved at the Annual Meeting (as defined below) (the “Initial Option”), (ii) performance-vesting restricted stock units that cover 250,000 shares of the Company’s Common Stock (the “Second Award”) and (iii) performance-vesting restricted stock units that cover 18,000 shares of the Company’s Common Stock (the “Third Award”).

The Initial Option will have an exercise price of the greater of USD $1.00 and the closing price per share of the Company’s Common Stock on the NASDAQ Stock Market on the grant date, which will be the earlier of the closing date of the above-mentioned option exchange program or December 31, 2012 (the “Grant Date”). Subject to Mr. Cook’s continued employment with the Company, the first 25% of the shares subject to the Initial Option will vest on August 1, 2013, with the remaining shares vesting in equal monthly installments over the following 36-month period.

The Second Award will be granted on the Grant Date, and, subject to Mr. Cook’s continuous service, will vest (i) with respect to 50% of the shares subject to the Second Award, on the thirtieth consecutive day the Company’s Common Stock closes at a price equal to or above USD $2.00 or the date the Company closes a change of control where the price per share to the Company’s stockholders in the deal is equal to or above USD $2.00 and (ii) with respect to the remaining 50% of the shares subject to the Second Award, on the thirtieth consecutive day the Company’s Common Stock closes at a price equal to or above USD $3.00 or the date the Company closes a change of control where the price per share to the Company’s stockholders in the deal is equal to or above USD $3.00.

The Third Award will be granted on the closing date of the above mentioned stock exchange program and shall not be granted in the event the stock exchange program does not occur in 2012, and, subject to Mr. Cook’s continuous service, will fully vest on the thirtieth consecutive day the Company’s Common Stock closes at a price equal to or above the greater of (i) USD $1.00 and (ii) the closing price per share of the Company’s Common Stock on the NASDAQ Stock Market on the Grant Date, or the date the Company closes a change of control where the price per share to the Company’s stockholders in the deal is equal to or above the greater of (x) USD $1.00 and (y) the closing price per share of the Company’s Common Stock on the NASDAQ Stock Market on the Grant Date.

If the Company terminates Mr. Cook’s employment without Cause or Mr. Cook resigns for Good Reason within 12 months of a Change of Control (as defined in the Cook Offer Letter), Mr. Cook will receive full vesting of his compensatory stock grants, including any outstanding stock option and restricted stock unit grants, on the effective date of such termination in addition to the Severance Benefits described above.

The foregoing summary of the Cook Offer Letter is qualified in its entirety by reference to the full text of the Cook Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

There are no arrangements or understandings between Mr. Cook and any other persons pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Cook and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company was held on August 8, 2012. Proxies for the Annual Meeting were solicited by the Board pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and there was no solicitation in opposition to the Board’s solicitation. There were 31,850,877 shares of common stock entitled to vote at the Annual Meeting and a total of 28,478,282 shares of common stock were represented at the Annual Meeting in person or by proxy. The final votes on the proposals presented at the meeting were as follows:

Proposal No. 1

Dion Joannou, Patrick S. Jones and W. Michael West were elected as directors to hold office until the 2015 Annual Meeting of Stockholders by the following vote:

Nominee	For	Withheld	Broker Non-Votes
Dion Joannou	25,699,841	88,260	2,690,181
Patrick S. Jones	25,521,046	267,055	2,690,181
W. Michael West	25,699,841	88,260	2,690,181

In addition to the directors elected above, each of Nick Jensen and Giovani Richard Piasentin will continue to serve as directors until the 2013 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until his earlier death, resignation or removal. Each of Nick DeRoma and Rajneesh Vig will continue to serve as directors until the 2014 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until his earlier death, resignation or removal.

Proposal No. 2

The issuance of the 18,000,000 shares of the Company’s common stock issuable upon the exercise of the warrants issued pursuant to the subscription agreement entered into by and among the Company and certain investors on March 22, 2012, as amended, in connection with the restructuring of the Company’s debt obligations was approved by the following vote:

For	Against	Abstain	Broker Non-Votes
25,716,889	71,112	100	2,690,181

Proposal No. 3

The issuance of the 39,971,766 shares of the Company’s common stock issuable upon the conversion of the convertible promissory notes issued under the securities purchase agreement entered into by and among the Company and certain investors on April 11, 2012, as amended was approved by the following vote:

For	Against	Abstain	Broker Non-Votes
25,718,310	69,691	100	2,690,181

Proposal No. 4

The one-time stock option exchange program which would allow employees, officers and directors of the Company and its affiliates to surrender their options that have an exercise price above $1.00 and above the closing price of the Company’s common stock on the closing date of such exchange program for cancellation, in exchange for new options was approved by the following vote:

For	Against	Abstain	Broker Non-Votes
24,648,066	1,139,067	968	2,690,181

Proposal No. 5

The amendment and restatement of the Company’s 2006 Equity Incentive Plan (“2006 Plan”) to (a) provide for a one-time 1,600,000 share increase in the number of shares available for issuance under the 2006 Plan and (b) increase and reapprove certain stock award limits set forth in the 2006 Plan for compliance with certain provisions of the Internal Revenue Code of 1986, as amended was approved by the following vote:

For	Against	Abstain	Broker Non-Votes
25,173,648	614,153	300	2,690,181

Proposal No. 6

The selection by the Audit Committee of the Board of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012 was ratified by the following vote:

For	Against	Abstain	Broker Non-Votes
28,462,107	14,910	1,265	0

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated August 10, 2012, entitled “Dialogic Inc. Reports Second Quarter 2012 Financial Results.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.
Dated: August 10, 2012
	By:	/s/ Anthony Housefather
Anthony Housefather
EVP Corporate Affairs and General Counsel